Exhibit 10.2

EXECUTION VERSION

JPMORGAN CHASE BANK, N.A.

383 Madison Avenue

New York, New York 10179

PERSONAL AND CONFIDENTIAL

January 16, 2019

Fiserv, Inc.

255 Fiserv Drive

Brookfield, WI 53045

Attention:    Robert W. Hau, Chief Financial Officer and Treasurer

PROJECT FLAMINGO

Bridge Facility

Commitment Letter

Ladies and Gentlemen:

Fiserv, Inc. (the “Borrower” or “you”) has informed JPMorgan Chase Bank, N.A. (“JPMorgan”) that the Borrower intends to acquire (the “Acquisition”) all the issued and outstanding equity interests in an entity previously identified to us and codenamed “Flamingo” (the “Acquired Company” and, together with its subsidiaries, the “Acquired Business”) pursuant to an Agreement and Plan of Merger, dated as of the date hereof, among the Borrower, Flamingo and 300 Holdings, Inc. (together with the exhibits and schedules thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Acquisition Agreement”) for the aggregate Merger Consideration (as defined in the Acquisition Agreement, the “Acquisition Consideration”) set forth in the Acquisition Agreement. Capitalized terms used and not defined in this letter (together with Annexes A, B, C and D hereto, this “Commitment Letter”) have the meanings assigned to them in Annexes A, B, C and D hereto as the context may require. JPMorgan and any other Lenders that become parties to this Commitment Letter as additional “Commitment Parties” as provided in Section 3 hereof are referred to herein, collectively, as the “Commitment Parties,” “we” or “us.”

You have also informed us that the refinancing of certain indebtedness of the Acquired Business and you in connection with the Acquisition (the “Refinancing”), cash payments in lieu of fractional shares and the fees and expenses related to the Acquisition and the Refinancing are expected to be financed from any of (a) available cash of the Borrower and the Acquired Business, borrowings under the Existing Credit Agreement (as defined in Annex B hereto), as amended by the Amendment (as defined below), or the Replacement Revolving Credit Facility (as defined below), the issuance by the Borrower of senior unsecured notes pursuant to a registered public offering or Rule 144A or other private placement (the “Notes”), the incurrence of term loans under a senior unsecured term loan facility (the “Term Loan Facility” and the loans thereunder, the “Term Loans” and, together with the Notes, collectively, the “Permanent Financing”), or a combination of the foregoing or (b) to the extent the entire amount of the Permanent Financing is not funded on or prior to the Closing Date (as defined in Annex B hereto) for any reason, term loans under a senior unsecured bridge facility having the terms set forth herein and in the Annexes hereto, and subject solely to the conditions expressly set forth in Annex C hereto, in an aggregate principal amount of up to $17,000 million (the “Bridge Facility”) comprised of (i) a $12,000 million tranche (the “Capital Markets Tranche”) and (ii) a $5,000 million tranche (the “Loan Tranche,” and each of the Capital Markets Tranche and the Loan Tranche, a “Tranche”).

In connection with the Acquisition and the Refinancing, the Borrower has further advised JPMorgan that it intends (a) to seek an amendment to the Existing Credit Agreement to effect the modifications set forth in the form of the marked amended credit agreement agreed by the Borrower and JPMorgan on or prior to the date hereof (the “Form of Amended Facility”), including, without limitation, to increase the commitments under the Existing Credit Agreement by an aggregate principal amount equal to up to $1,500 million (the “Commitment Increase”; the modifications set forth in the Form of Amended Facility and identified as the “Specified Amendments,” the “Specified Amendments”; the modifications set forth in the Form of Amended Facility and identified as the “Additional Amendments,” the “Additional Amendments”; and such amendment, collectively, the “Amendment”) to be effective on or prior to the Closing Date (such effective date, the “Amendment Effective Date”) or (b) if the Specified Amendments do not become effective on or prior to the Closing Date, to terminate the Existing Credit Agreement and obtain $2,000 million in aggregate principal amount of revolving commitments under a new senior unsecured revolving credit facility that would refinance and replace the Existing Credit Agreement (the “Replacement Revolving Credit Facility” and together with the Bridge Facility and the Amendment, the “Facilities”) on terms substantially the same as, and no less favorable to the Borrower than, those of the Existing Credit Agreement, but giving effect to the Specified Amendments.

The transactions described in the three preceding paragraphs are collectively referred to herein as the “Transactions.”

1.	Commitments; Titles and Roles.

(a) JPMorgan is pleased to confirm its agreement to act, and you hereby appoint JPMorgan to act, as sole lead arranger, sole bookrunner and sole syndication agent in connection with the Bridge Facility (in such capacities, the “Arranger”); (b) JPMorgan is pleased to confirm its agreement to act, and you hereby appoint JPMorgan to act, as administrative agent (the “Administrative Agent”) for the Bridge Facility; and (c) JPMorgan (in such capacity, the “Initial Lender”) is pleased to commit, and hereby commits, to provide the Borrower 100% of the aggregate principal amount of both the Capital Markets Tranche and the Loan Tranche of the Bridge Facility, in each case on the terms contained in this Commitment Letter and subject solely to the conditions expressly set forth in Annex C hereto; provided that the amount of the Bridge Facility shall be automatically reduced as provided under “Mandatory Prepayments and Commitment Reductions” in Annex B hereto. Our fees for our commitment and for services related to the Bridge Facility are set forth in a separate fee letter (the “Fee Letter”) entered into by the Borrower and JPMorgan on the date hereof. It is agreed that no other agents, co-agents, arrangers, co-arrangers or bookrunners will be appointed and no other titles will be awarded in connection with the Bridge Facility, and no compensation will be paid (other than the compensation expressly contemplated by this Commitment Letter and the Fee Letter) in connection with the Bridge Facility, unless the Arranger and you shall so agree (it being acknowledged that you and the Arranger have agreed as of the date hereof that the appointment of titles and the allocation of compensation shall be as set forth in the syndication plan agreed by such parties on or prior to the date hereof (the “Syndication Plan”)).

In addition, subject to the terms of this Commitment Letter, JPMorgan is pleased to advise you of (a) its agreement to use commercially reasonable efforts to arrange the consent of the Lenders (as defined in the Existing Credit Agreement) required to effect the Amendment, as soon as reasonably practicable following the date hereof, including by using its commercially reasonable efforts to arrange, solely to the extent required to obtain such consent, for the assignment of existing commitments, loans and other credit exposures under the Existing Credit Agreement to financial institutions selected by the Arranger and consented to by the Borrower in accordance with Section 3 hereof that are willing to consent to the

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Amendment, (b) its agreement to approve, consent to and enter into the Amendment as a Lender (as defined in the Existing Credit Agreement) under the Existing Credit Agreement (including, for the avoidance of doubt, with respect to any portion of the Commitment Increase held by it) and (c) in the event that the requisite consent of the Lenders (as defined in the Existing Credit Agreement) under the Existing Credit Agreement to the Specified Amendments cannot be obtained on or prior to the Closing Date, (i) its commitment to provide 100% of the aggregate principal amount of the Replacement Revolving Credit Facility and (ii) its agreement to act as the administrative agent, lead arranger and bookrunner for the Replacement Revolving Credit Facility.

The Borrower agrees that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC.

2.	Conditions Precedent.

Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letter or any other agreement or other undertaking concerning the financing of the Transactions, the Commitment Parties’ commitments and agreements hereunder with respect to the Bridge Facility are subject solely to the satisfaction or waiver of the conditions expressly set forth in Annex C hereto, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Bridge Facility Documentation) other than those that are expressly set forth in Annex C hereto to be conditions to the funding duly requested by the Borrower under the Bridge Facility on the Closing Date (and upon satisfaction or waiver of such conditions, the initial funding under the Bridge Facility shall occur).

JPMorgan’s agreement to enter into the Amendment or, in lieu of the Specified Amendments, its commitment to enter into the Replacement Revolving Credit Facility are subject to the condition contained in paragraph 11 of Annex C hereto; provided that (i) the availability of borrowings under the Replacement Revolving Credit Facility Documentation after the Closing Date shall be subject to conditions substantially similar to those in the Existing Credit Agreement and (ii) as an additional condition precedent to the effectiveness of the Replacement Revolving Credit Facility, substantially concurrently with such effectiveness, the Existing Credit Agreement shall be terminated and all outstanding amounts thereunder shall be repaid (other than contingent obligations and cash collateralized or backstopped or “rolled” letters of credit) and all guarantees thereof shall be discharged and released.

Notwithstanding anything in this Commitment Letter to the contrary, (a) the only representations and warranties the accuracy of which will be a condition to the availability of any Facility on the Closing Date will be (i) such of the representations and warranties made by the Acquired Company with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you or your applicable affiliates have the right (taking into account any applicable cure provisions set forth in the Acquisition Agreement) to decline to consummate the Acquisition or to terminate your or your applicable affiliates’ obligations (or otherwise do not have an obligation to close) under the Acquisition Agreement as a result of a breach of such representations and warranties (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the applicable Credit Documentation and the Closing Deliverables (as defined in Annex C hereto) will be such that they do not impair the availability of the applicable Facility on the Closing Date if the conditions expressly set forth in Annex C hereto are satisfied. As used herein, “Specified Representations” means the representations and warranties of the Borrower in the applicable Credit Documentation relating to the Borrower’s corporate existence; corporate power and authority of the Borrower to enter into the applicable Credit Documentation; due authorization, execution and delivery by the Borrower of the applicable Credit Documentation; no contravention (with respect to execution, delivery, performance and borrowing of loans under the applicable Facility on the Closing Date by the Borrower) of

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the applicable Credit Documentation with organizational documents of the Borrower, the Borrower’s Existing Credit Agreement and any other indebtedness of the Borrower having a committed or an outstanding aggregate principal amount on the Closing Date in excess of $300,000,000 (on a pro forma basis giving effect to the Transactions but without giving effect to any “material adverse effect” qualification with respect to the no contravention representation set forth in the applicable Credit Documentation); enforceability of the applicable Credit Documentation against the Borrower; absence of event of default (limited to no event of default resulting from the non-payment of any fees due and payable under the applicable Facility, no bankruptcy event of default and no event of default resulting from a breach of the mergers and acquisitions negative covenant (solely to the extent related to a merger of the Borrower)); Federal Reserve margin regulations; Investment Company Act; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (such representation and warranty to be consistent with the solvency certificate in the form set forth in Annex C-I hereto); and use of proceeds of the loans of the applicable Facility not in contravention of the PATRIOT Act, OFAC and other applicable laws against sanctioned persons, the Foreign Corrupt Practices Act and other applicable anti-corruption laws. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision.”

3.	Syndication.

The Arranger intends to commence syndication of the Facilities promptly after your acceptance of this Commitment Letter and the Fee Letter and the public announcement by you of the Transactions. Such syndication shall be managed by the Arranger and shall be to one or more other financial institutions selected in consultation with the Borrower and consented to by the Borrower to the extent otherwise required in this Section 3 (the “Lenders”). During the period of 45 days following the date of this Commitment Letter (the “Initial Syndication Period”), the syndication of the Facilities, including determinations as to the timing of offers to prospective Lenders, the selection of Lenders, the acceptance and final allocation of commitments, the awarding of titles or roles to any Lenders and the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arranger pursuant to the terms of this Commitment Letter and the Fee Letter, will be conducted jointly by the Arranger and the Borrower and, except to the extent the Arranger and the Borrower otherwise agree, in accordance with the Syndication Plan. Without limiting the foregoing, the Facilities will be syndicated during the Initial Syndication Period only to the financial institutions described as the “Approved Lender List” in the Syndication Plan (such financial institutions, collectively, the “Approved Lenders”) or other financial institutions as may be approved by you in your sole discretion. Following the Initial Syndication Period, if and for so long as a Successful Syndication (as defined in the Fee Letter) has not been achieved, the syndication of the Facilities shall be conducted by the Arranger in consultation with the Borrower and departures may be made from the Syndication Plan; provided that (i) all determinations made other than in accordance with the Syndication Plan referred to above shall be subject to the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), other than with respect to a Lender that is a commercial or investment bank whose senior unsecured long-term indebtedness has an “investment grade” rating from each of S&P and Moody’s (each as defined below), (ii) following the Initial Syndication Period there shall be no change to roles or reduction of commitment allocations with respect to any Lenders which were awarded or made with your approval during the Initial Syndication Period without your approval (such approval not to be unreasonably withheld, conditioned or delayed) and (iii) following the achievement of a Successful Syndication of the Bridge Facility, further assignments and commitments shall be in accordance with the section captioned “Assignments and Participations” in the Term Sheet attached hereto as Annex B. Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letter or any other agreement or other undertaking concerning the financing of the Transactions, no syndication may be made to any Disqualified Institution without the consent of the Borrower. For purposes hereof, “Disqualified Institutions” means, collectively, (a) those persons identified by you to the Arranger in writing at any time on or prior to the date hereof, and (b) persons that are reasonably determined by you to

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be competitors of you or your subsidiaries (including the Acquired Business) and that have been specifically identified by you to the Arranger in writing at any time on or prior to the Closing Date or by you to the applicable Administrative Agent in writing at any time and from time to time after the Closing Date (and each written supplement shall become effective three business days after delivery thereof to the Arranger or applicable Administrative Agent) and (c) any of their respective affiliates that are either (i) identified in writing to the Arranger or, after the Closing Date, the applicable Administrative Agent by you from time to time (with each such written supplement becoming effective three business days after delivery thereof to the Arranger or applicable Administrative Agent) or (ii) clearly identifiable as an affiliate solely by similarity of such affiliate’s name, it being understood and agreed that the foregoing provisions shall not apply retroactively to disqualify any person that has become a Disqualified Institution after the date of the launch of the general syndication for any Facility if such person shall have previously acquired an assignment or participation interest (or shall have been allocated a commitment as part of the general syndication of any Facility) prior thereto, but shall disqualify such person from taking any further assignment or participation thereafter.

The aggregate commitments of JPMorgan with respect to the Facilities shall be reduced dollar-for-dollar by the amount of each commitment for the applicable Facility received from additional Lenders to the extent such Lender becomes (a) party to this Commitment Letter as an additional “Commitment Party” pursuant to a customary joinder agreement or other documentation reasonably satisfactory to the Arranger and you (each, a “Joinder Agreement”) or (b) party to the applicable Credit Documentation as a Lender; provided, however, that to the extent that any portion of the respective commitments of the Initial Lender hereunder with respect to any Facility is syndicated to a Lender that, upon first becoming party to this Commitment Letter or the applicable Credit Documentation as described above, is not approved by the Borrower (including in the Syndication Plan or the Approved Lender List) or otherwise is not a commercial or investment bank whose senior, unsecured, long-term indebtedness has an “investment grade” rating from each of S&P and Moody’s, then the Initial Lender shall not be relieved, released or novated from its obligations hereunder to fund such portion of such commitment on the Closing Date to the extent that such other Lender fails to fund such commitment on the Closing Date in accordance with the terms of the applicable Facility.

To facilitate an orderly and successful syndication of the Facilities, you agree that, until the earlier of (a) the achievement of a Successful Syndication (as defined in the Fee Letter) with respect to the Bridge Facility and the Replacement Revolving Credit Facility and (b) 30 days following the Closing Date (such earlier date with respect to the applicable Facility, the “Syndication Date”), you will not syndicate or issue, attempt to syndicate or issue or announce the syndication or issuance of any competing debt facility or any debt or equity security of the Borrower, the Acquired Business or any of their respective subsidiaries that would reasonably be expected to materially impair the primary syndication of the Facilities, in each case without the prior written consent of the Arranger (such consent not to be unreasonably withheld, delayed or conditioned), other than (i) the Facilities, (ii) all or any portion of the Permanent Financing, (iii) Excluded Debt (other than any amendment or replacement of the Borrower’s Existing Credit Agreement), (iv) Excluded Equity Offerings and (v) any other indebtedness of the Acquired Business permitted by the Acquisition Agreement to be incurred or refinanced.

Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Initial Lender’s commitment hereunder is not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Bridge Facility, any funding under the Existing Credit Agreement (whether or not amended by the Amendment) or the effectiveness of the Replacement Revolving Credit Facility Documentation on the Closing Date or reduce the amount of the Commitment Parties’ commitments hereunder with respect to the Facilities.

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Until the Syndication Date, you agree to actively assist, and to use your commercially reasonable efforts (to the extent consistent with the Acquisition Agreement) to cause the Acquired Company to actively assist, the Arranger in obtaining consents for the Amendment, and in achieving a syndication satisfactory to you and us. Such assistance shall include (a) your use of commercially reasonable efforts to ensure that the Arranger’s syndication efforts benefit from your and your subsidiaries’ existing lending relationships, and, to the extent consistent with the Acquisition Agreement, the existing lending relationships of the Acquired Company and its subsidiaries, (b) your using commercially reasonable efforts to assist (including, to the extent consistent with the Acquisition Agreement, using your commercially reasonable efforts to cause the Acquired Company to assist) in the preparation of one or more information packages for the Facilities in form and substance customary for transactions of this type regarding the business, operations, financial projections and prospects of the Borrower and the Acquired Business (after giving effect to the Transactions) (collectively, the “Confidential Information Memorandum”), (c) your using commercially reasonable efforts to obtain, as promptly as practicable, a Public Debt Rating for the Borrower from each of Moody’s Investor Services, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”), in each case giving effect to the Transactions, (d) your executing and delivering one or more Joinder Agreements delivered to you in respect of prospective Lenders which are selected in accordance with the provisions of this Section 3, as soon as reasonably practicable following commencement of syndication of the Facilities, (e) the presentation of one or more customary information packages for the Facilities in format and content reasonably satisfactory to the Arranger (collectively, the “Lender Presentation”) in a reasonable number of meetings at reasonable times and locations mutually agreed upon and other communications with prospective Lenders or agents in connection with the syndication of the Facilities and (f) arranging for direct contact between senior management and representatives, with appropriate seniority and expertise, of the Borrower (and using commercially reasonable efforts to arrange, to the extent practical and reasonable and consistent with the Acquisition Agreement, for direct contact between senior management and representatives, with appropriate seniority and expertise, of the Acquired Company) with prospective Lenders and participation of such persons in a reasonable number of meetings at reasonable times and locations mutually agreed upon. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including the obtaining of the ratings and the compliance with any of the provisions set forth in clauses (a) through (f) above), shall not constitute a condition to the commitments hereunder, the funding of the Bridge Facility, any funding under the Existing Credit Agreement (whether or not amended by the Amendment) or the effectiveness of the Replacement Revolving Credit Facility Documentation on the Closing Date or reduce the amount of the commitments hereunder with respect to the Facilities. In connection with the Arranger’s syndication efforts, you shall not be required to provide information the disclosure of which would violate any (i) attorney-client privilege (and you shall not be required to waive any such privilege), (ii) law, rule or regulation applicable to the Borrower, the Acquired Business or you and their respective affiliates or (iii) obligation of confidentiality from a third party binding on you, the Acquired Business or your or their respective affiliates (so long as (x) such confidentiality obligation was not entered into in contemplation of the Transactions (other than the confidentiality obligations entered into with the Acquired Company in connection with the Transactions), (y) you use commercially reasonable efforts to obtain a waiver of such confidentiality obligation (but not attorney-client privilege) and to otherwise provide such information that does not violate such confidentiality obligations and (z) you provide the Commitment Parties notice that information is being withheld due to the existence of such confidentiality obligation or attorney-client privilege); provided that none of the foregoing shall be construed to limit any of your representations and warranties set forth in Section 4 of this Commitment Letter (and any corresponding representation in the Confidential Information Memorandum or the Credit Documentation, as applicable). The Borrower will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation (other than, in each case, any information contained therein that has been provided for inclusion by the Commitment Parties about the Commitment Parties) and all other written information, documentation or materials delivered to the Commitment Parties by or on behalf of the

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Borrower in connection therewith (collectively, the “Information”) and the Borrower acknowledges that the Commitment Parties will be using and relying upon the Information without independent verification thereof. The Borrower agrees that Information (including, without limitation, draft and execution versions of the Credit Documentation, the Confidential Information Memorandum, the Lender Presentation and publicly filed financial statements) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other similar electronic workspace (the “Platform”)) created for purposes of syndicating the Facilities or otherwise, in accordance with the Arranger’s standard syndication practices, and you acknowledge that no Commitment Party nor any of their respective affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform, except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such Commitment Party or its affiliates (as determined by a court of competent jurisdiction in a final and non-appealable judgment). You hereby authorize the Commitment Parties to download copies of the Borrower’s trademark logos from its website and post copies thereof and any Information to any Platform established by the Arranger to syndicate the Facilities, and to use the Borrower’s trademark logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Facilities or, with your consent (such consent not to be unreasonably withheld, conditioned or delayed), in any advertisements that we may place after the closing of the Facilities in financial and other newspapers, journals, the World Wide Web, home page or otherwise, at our own expense describing our services to the Borrower hereunder.

The Borrower acknowledges that certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive Private-Side Information (as defined below)) (each, a “Public Lender”; and Lenders who are not Public Lenders being referred to herein as “Private Lenders”). At the request of the Arranger, the Borrower agrees to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders containing a representation that such Confidential Information Memorandum does not contain Private-Side Information. “Private-Side Information” means material non-public information (for purposes of United States federal, state or other applicable securities laws) concerning the Borrower, the Acquired Business or their respective affiliates or any of their respective securities; and “Public-Side Information” means any information that is not Private-Side Information. It is understood that in connection with your assistance described above, you will provide a customary authorization letter to the Arranger authorizing (a) the distribution of the Information to prospective Private Lenders and (b) the distribution of the Public-Side Information to prospective Public Lenders. In addition, the Borrower will clearly designate as such all Information provided to any Commitment Party by or on behalf of it or the Acquired Business which contains exclusively Public-Side Information. The Borrower acknowledges and agrees that the following documents may be distributed to all Lenders (including Public Lenders) (unless the Borrower promptly notifies the Arranger in writing (including by email) within a reasonable time prior to their intended distribution (after you have been given a reasonable opportunity to review such documents) that any such document should only be distributed to prospective Private Lenders): (a) drafts and final versions of the Credit Documentation; (b) term sheets and notification of changes in the terms of the Facilities and (c) administrative materials prepared by the Arranger for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda). If you advise us that any of the foregoing items should be distributed only to Private Lenders, then we will not distribute such materials to Public Lenders without further discussions with you.

Notwithstanding anything to the contrary set forth in this Commitment Letter or the Fee Letter or any other agreement, the obligations under this Section 3 shall in no event constitute a condition to the commitments hereunder, the funding of the Bridge Facility, any funding under the Existing Credit Agreement (whether or not amended by the Amendment) or the effectiveness of the Replacement Revolving Credit Facility Documentation on the Closing Date.

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4.	Information.

The Borrower represents and covenants that (i) all written Information (other than projections, estimates and other forward-looking materials and information of a general economic or industry specific nature) provided by or on behalf of the Borrower to the Commitment Parties or the Lenders in connection with the Transactions is and will be when furnished, when taken as a whole, complete and correct in all material respects and does not and will not contain when furnished, when taken as a whole, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto); provided that such representation and covenant with respect to information relating to the Acquired Business and its representatives prior to the Closing Date is made to the Borrower’s knowledge; and (ii) the written financial projections and other written forward-looking information relating to the Borrower or the Acquired Business (the “Projections”) that have been or will be made available to the Commitment Parties or the Lenders by or on behalf of the Borrower in connection with the Transactions have been and will be prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable at the time such Projections are furnished to the Commitment Parties or the Lenders, it being understood and agreed that Projections are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are out of the Borrower’s or Acquired Business’ control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by such Projections may differ significantly from the projected results and such differences may be material.

You agree that if at any time prior to the later of (i) the Closing Date and (ii) the Syndication Date you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (and, with respect to Information relating to the Acquired Business prior to the Closing Date, you will use commercially reasonable efforts to the extent practical and reasonable and consistent with the Acquisition Agreement to) promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects in light of the circumstances under which such statements are made (to your knowledge insofar as, prior to the Closing Date, it applies to information regarding the Acquired Business). We have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of you, the Acquired Business or any other party or to advise or opine on any related solvency issues. Notwithstanding the foregoing or anything to the contrary contained in this Commitment Letter or the Fee Letter or any other agreement, none of the accuracy of the representations set forth in this Section 4, whether or not supplemented, nor any obligation to supplement the Information and Projections shall constitute a condition to the Commitment Parties’ commitments hereunder, the availability of the Bridge Facility, any funding under the Existing Credit Agreement (whether or not amended by the Amendment) or the effectiveness of the Replacement Revolving Credit Facility Documentation on the Closing Date.

5.	Indemnification and Related Matters.

In connection with arrangements such as this, it is the policy of the Commitment Parties to receive indemnification. The Borrower agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.	Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties, nor, subject to the following sentence, by any Commitment Party without your prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the

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benefit of the Commitment Parties and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Any Commitment Party may, in consultation with the Borrower, assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates, to additional arrangers or other Lenders; provided that in any case, such assignment shall not relieve any such Commitment Party of its obligations set forth herein to fund on the Closing Date that portion of the commitments so assigned except to the extent such assignment is evidenced by a Joinder Agreement or the Credit Documentation, as applicable, as set forth in Section 3 above.

7.	Confidentiality.

This Commitment Letter, the Fee Letter and the contents hereof and thereof are confidential and may not be disclosed by you to any other person (other than any Commitment Party) without our prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) except pursuant to a subpoena or order issued by a court or administrative agency or by a judicial, administrative or legislative body or committee (in which case you agree to inform us promptly thereof to the extent practicable and not prohibited by applicable law, rule or regulation); provided that we hereby consent to your disclosure of (i) this Commitment Letter and the Fee Letter to your affiliates and your and your affiliates’ officers, directors, employees, agents and advisors (including legal counsel, independent auditors and other experts, professional advisors or agents) who are involved in the consideration of the Transactions (including in connection with providing accounting and tax advice to the Borrower and its affiliates) on a confidential basis, (ii) this Commitment Letter, the Fee Letter or the information contained herein and therein to the Acquired Business and its affiliates and its and their officers, directors, employees, agents and advisors (including legal counsel, independent auditors and other experts, professional advisors or agents) in connection with the Transactions on a confidential basis (provided that any disclosure of the fees and the economic terms of the market flex provisions in the Fee Letter to such persons shall be redacted in a manner reasonably satisfactory to the Arranger), (iii) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process or, to the extent requested or required by governmental and/or regulatory authorities (in which case you agree (except with respect to any audit or examination conducted by bank examiners or any governmental bank regulatory authority exercising examination or regulatory authority) to inform us promptly thereof to the extent practicable and not prohibited by applicable law, rule or regulation), (iv) following your acceptance of the provisions hereof and return of an executed counterpart of this Commitment Letter to the Commitment Parties as provided below, you may file a copy of any portion of this Commitment Letter (but not the Fee Letter other than the existence thereof) in any public record in which you are required by law or regulation to file it or with the Securities and Exchange Commission (“SEC”) and other applicable regulatory authorities and stock exchanges to the extent required to be in compliance therewith, (v) you may disclose the aggregate fee amounts contained in the Fee Letter in financial statements or as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to aggregate compensation amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities, the Term Loans, the Notes or in any public filing relating to the Transactions, in each case in a manner which does not disclose the fees payable pursuant to the Fee Letter (except in the aggregate), (vi) this Commitment Letter and the information contained herein and the Fee Letter in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, Fee Letter or the transactions contemplated thereby or enforcement thereof or hereof, (vii) the information contained in Annexes B and C and the Specified Amendments and the Additional Amendments in any prospectus or other offering memorandum or in any syndication or other marketing materials relating to the Facilities or the Permanent Financing, (viii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by you or your affiliates or your or their respective officers, directors, employees or advisors, (ix) the existence of this Commitment Letter and the information contained in Annex B, the Specified Amendments and the Additional Amendments to any rating agency;

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provided that such information is supplied to any such rating agency only on a confidential basis and (x) following your acceptance hereof and the return of an executed counterpart of this Commitment Letter to the Commitment Parties, as provided below, in consultation with us and on a confidential basis, to any potential or prospective Commitment Party or any potential or prospective Lender. The obligations under this paragraph with respect to this Commitment Letter (but not the Fee Letter) shall terminate automatically after the earlier of the date (x) of any public filing permitted hereunder and (y) the applicable Credit Documentation shall have been executed and delivered by the parties thereto. To the extent not earlier terminated, the provisions of this paragraph with respect to this Commitment Letter (but not the Fee Letter) shall automatically terminate on the second anniversary hereof.

Each Commitment Party shall use all confidential information provided to it by or on behalf of the Borrower or any of your subsidiaries or affiliates solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions, and shall treat confidentially all such information and shall not disclose such information to any third party or circulate or refer publicly to such information; provided, however, that nothing herein will prevent each Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent practicable and not prohibited by applicable law, rule or regulation), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates (in which case such person agrees (except with respect to any audit or examination conducted by bank examiners or any governmental bank regulatory authority exercising examination or regulatory authority) to inform you promptly thereof to the extent practicable and not prohibited by applicable law, rule or regulation), (c) to the extent that such information is publicly available or becomes publicly available other than by reason of disclosure by such person or any of such person’s affiliates or its or their respective officers, directors, employees or advisors in violation of this Commitment Letter, (d) to such person’s affiliates and to such person’s and such affiliates’ respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and who have been informed of the confidential nature of such information and are instructed to keep such information confidential in accordance with the provisions of this Section 7, it being understood that the disclosing Commitment Party shall be responsible for any violation of the provisions of this Section 7 by any such person, (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Facilities, in each case, who have agreed to keep such information confidential on terms not less favorable than the provisions hereof in accordance with the standard syndication processes of the Arranger or customary market standards for the dissemination of such type of information (provided that in no event shall any disclosure of such information be made to any person that is a Disqualified Institution as of the relevant time), (f) to Moody’s and S&P and other rating agencies; provided that such information is limited to Annex B, the Specified Amendments and the Additional Amendments, and is supplied only on a confidential basis, (g) to market data collectors, similar service providers to the lending industry, and service providers to the Arranger in connection with the administration and management of the Facilities; provided that such information is limited to the existence of this Commitment Letter and information of a type routinely provided regarding the closing date, size, type, purpose of, and parties to, the Facilities, (h) received by such person from a source (other than you, the Acquired Company or any of your or their affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (i) to the extent that such information was already in the Commitment Parties’ possession on a non-confidential basis or is independently developed by the Commitment Parties, (j) for purposes of establishing a “due diligence” defense or (k) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby or enforcement thereof or hereof. The Commitment Parties’ obligation under this provision shall remain in effect until the earlier of (i) two years

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from the date hereof and (ii) the execution and delivery of (x) the Bridge Facility Documentation and (y) as applicable, (1) the Amendment Documentation or (2) the Replacement Revolving Credit Facility Documentation by the parties thereto, at which time any confidentiality undertaking in the applicable Credit Documentation shall supersede the provisions in this paragraph. For the avoidance of doubt, in no event shall any disclosure of such information referred to above be made to any Disqualified Institution.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, each Commitment Party (together with its affiliates, the “Commitment Entities”) is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, the Commitment Entities and funds or other entities in which the Commitment Entities invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, the Commitment Entities may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Borrower, the Acquired Company, the Acquired Business and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with the Borrower or its affiliates. In addition, the Commitment Entities may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. Although the Commitment Entities in the course of such other activities and relationships may acquire information about the transactions contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, the Commitment Entities shall have no obligation to disclose such information, or the fact that the Commitment Entities are in possession of such information, to the Borrower or to use such information on the Borrower’s behalf.

Consistent with the Commitment Entities’ policies to hold in confidence the affairs of their customers, the Commitment Entities will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of their other customers and will treat confidential information relating to the Borrower, the Acquired Business and their respective affiliates with the same degree of care as they treat their own confidential information and in accordance with Section 7 hereof. Furthermore, you acknowledge that neither the Commitment Entities nor any of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

Each of the Commitment Entities may have economic interests that conflict with those of the Borrower, its equity holders and/or its affiliates. You agree that each Commitment Entity will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Entities and the Borrower, its equity holders or its affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Commitment Entities, on the one hand, and the Borrower, on the other, and in connection therewith and with the process leading thereto, (i) the Commitment Entities have not assumed (A) an advisory responsibility in favor of the Borrower, its equity holders or its affiliates with respect to the

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financing transactions contemplated hereby or (B) a fiduciary responsibility in favor of the Borrower, its equity holders or its affiliates with respect to the transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether the Commitment Entities have advised, are currently advising or will advise the Borrower, its equity holders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) the Commitment Entities are acting solely as principals and not as the agents or fiduciaries of the Borrower, its management, equity holders, affiliates, creditors or any other person. The Borrower acknowledges and agrees that it has consulted its own legal, tax, investment, accounting and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. To the fullest extent permitted by law, the Borrower agrees that it will not bring any claim that the Commitment Entities have breached any fiduciary or similar duty to the Borrower with respect to the financing transactions contemplated hereby or owes a fiduciary or similar duty to the Borrower, in connection with such financing transactions or the process leading thereto. In addition, each Commitment Party may employ the services of its affiliates in providing services and/or performing its or their obligations hereunder and may, subject to Section 7, exchange with such affiliates information concerning the Borrower, the Acquired Business and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to such Commitment Party hereunder (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential). Notwithstanding the foregoing, nothing herein shall affect the Borrower’s rights in respect of any separate engagement of any Commitment Party, including as financial advisor, in connection with the Transactions or any other matter.

You further acknowledge that JPMorgan and/or certain of its affiliates currently are acting as lenders and as the administrative agent under the Existing Credit Agreement, and your and your subsidiaries’ rights and obligations under any other agreement with JPMorgan or any of its affiliates (including the Existing Credit Agreement) that currently exist or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by JPMorgan’s performance or lack of performance of services hereunder. You hereby agree that JPMorgan may render its services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and you agree that you will not claim any conflict of interest relating to the relationship among JPMorgan and you and your affiliates in connection with the commitments and services contemplated hereby, on the one hand, and the exercise by JPMorgan or any of its affiliates of any of their rights and duties under any credit agreement or other agreement (including the Existing Credit Agreement) on the other hand.

In addition, please note that the Commitment Entities do not provide accounting, tax or legal advice.

9.	Miscellaneous.

Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

The provisions set forth under Sections 3, 4, 5 (including Annex A), 7 and 8 hereof (in each case other than any provision therein that expressly terminates upon execution of the Credit Documentation), this Section 9 and the provisions of the Fee Letter will remain in full force and effect regardless of whether the Credit Documentation is executed and delivered, except that the provisions of Sections 3 and 4 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Facilities; provided that (x) the foregoing provisions in this paragraph (other than with respect to the

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provisions set forth in the Fee Letter and under Sections 7, 8 and this Section 9 hereof, which will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ respective commitments and agreements hereunder) shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Credit Documentation upon execution thereof and thereafter shall have no further force and effect and (y) the provisions of Sections 3 and 4 shall terminate on the Syndication Date.

Each of the parties hereto (for itself and its affiliates) agrees that any suit or proceeding arising in respect of this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and each party hereby submits to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto. Each of the parties hereto (for itself and its affiliates) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. This Commitment Letter and the Fee Letter and any claim, controversy or dispute arising hereunder or thereunder will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws; provided that (a) the interpretation of the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on the date hereof) and the determination of whether there shall have occurred a “Material Adverse Effect,” (b) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and (c) the determination of whether the Acquisition Agreement Representations are accurate and whether as a result of any inaccuracy thereof the Borrower (or its affiliates) has the right (taking into account any applicable cure provisions) to decline to consummate the Acquisition or to terminate its (or their) obligations (or otherwise do not have an obligation to close) under the Acquisition Agreement shall, in each case be governed by and construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.

10.	PATRIOT Act Notification.

The Commitment Parties hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”) the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Commitment Parties and each Lender to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender.

11.	Acceptance and Termination.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are subject only to the conditions expressly set forth in Annex C hereto.

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This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., “pdf” or “tif”) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Facilities.

The Commitment Parties’ commitments and agreements hereunder will terminate upon the first to occur of (i)(A) with respect to the Bridge Facility, the execution and delivery of the Bridge Facility Documentation by each of the parties thereto, (B) with respect to the Amendment, the Amendment Effective Date and (C) with respect to the Replacement Revolving Credit Facility, the earlier of (x) the Amendment Effective Date and (y) the date the Replacement Revolving Credit Facility Documentation becomes effective, (ii) the consummation of the Acquisition without using the loans under the Bridge Facility, (iii) the date on which the Acquisition Agreement is terminated in accordance with its terms, (iv) receipt by the Commitment Parties of written notice from the Borrower of its election to terminate all commitments under the Bridge Facility in full and (v) 11:59 p.m., New York City time, on the Initial Termination Date (as defined in the Acquisition Agreement as in effect on the date hereof) (or, if the Initial Termination Date shall have been extended or further extended as provided in Section 8.1(c) of the Acquisition Agreement as in effect on the date hereof, then on such extended Termination Date (as defined in the Acquisition Agreement as in effect on the date hereof)) (the earliest date in clauses (ii) through (v) being the “Commitment Termination Date”); provided that the termination of any commitment pursuant to this sentence does not prejudice your rights and remedies in respect of any breach of this Commitment Letter.

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to JPMorgan the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter, on or before 11:59 p.m., New York City time, on January 16, 2019, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. This offer will terminate (a) on such date if this Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence by such date and (b) if this Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence, immediately upon a public announcement that a third party unaffiliated with the Borrower has agreed to acquire the Acquired Company. We look forward to working with you on this transaction.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Min Park
Name: Min Park
Title: Vice President

ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

FISERV, INC.

By:	/s/ Robert W. Hau
Name: Robert W. Hau
Title: Chief Financial Officer and
Executive Vice President

ANNEX A

You agree (a) to indemnify and hold harmless any Commitment Party and its affiliates and their respective officers, directors, employees, advisors, agents and controlling persons (each, an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities to which any such Indemnified Party may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facilities, the use of the proceeds thereof or any related transaction or any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing (including in relation to enforcing the terms of this paragraph) (each, a “Proceeding”), regardless of whether any Indemnified Party is a party thereto and whether such Proceedings are brought by you, your equityholders, affiliates, creditors or any other person, and to reimburse each Indemnified Party for any reasonable, documented and invoiced legal or other out-of-pocket expenses incurred in connection with investigating, responding to or defending any of the foregoing by a single firm of counsel for all such Indemnified Persons, taken as a whole, and, if necessary, a single firm of local counsel in each applicable jurisdiction (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected Indemnified Person); provided that the foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or expenses to the extent they (i) arise or result from (A) the willful misconduct, bad faith or gross negligence of such Indemnified Party or (B) a material breach by such Indemnified Party of its obligations under this Commitment Letter or the Fee Letter (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction), or (ii) have not resulted from an act or omission by you or any of your affiliates and have been brought by an Indemnified Party against any other Indemnified Party (other than any claims against any Commitment Party in its capacity or in fulfilling its role as an arranger or agent or any similar role hereunder), and (b) to reimburse the Commitment Parties and their affiliates on demand for all reasonable, documented and invoiced out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of a single firm of counsel for all Commitment Parties, taken as a whole, and, if necessary, a single firm of local counsel in each applicable jurisdiction) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive documentation relating to the Facilities) or the administration, amendment, modification or waiver thereof.

No Indemnified Party shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including the Platform or otherwise via the internet (except to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such Indemnified Party). Notwithstanding any other provision of this Commitment Letter, no party hereto nor any Indemnified Party shall be liable for any special, indirect, consequential or punitive damages in connection with the Facilities or in connection with its activities related to the Facilities; provided that the foregoing shall not limit your indemnification obligations under the provisions of the immediately preceding paragraph with respect to any such damages claimed against any Indemnified Party.

You shall not be liable for any settlement of any Proceedings effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final judgment in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and related expenses by reason of such settlement or judgment in accordance with and to the extent provided in the second preceding paragraph. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such

Indemnified Party unless such settlement (a) includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to, or any admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Party or any injunctive relief or other non-monetary remedy binding on any Indemnified Party. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to JPMorgan and the other Indemnified Parties.

ANNEX B

PROJECT FLAMINGO

$17,000 Million Senior Unsecured 364-Day Bridge Facility

Summary of Principal Terms1

Borrower:	Fiserv, Inc. (the “Borrower”).

Guarantors:	None.

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan”), acting through one or more of its affiliates, will act as sole administrative agent (collectively, in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders approved in accordance with the Commitment Letter (together with JPMorgan, the “Lenders”), and will perform the duties customarily associated with such role.

Sole Bookrunner and Sole Lead Arranger:	JPMorgan will act as sole bookrunner and sole lead arranger for the Bridge Facility described below (in such capacities, the “Arranger”), and will perform the duties customarily associated with such roles.

Facility:	A senior unsecured bridge term loan credit facility in an aggregate principal amount of $17,000 million, comprised of a $12,000 million tranche 1 bridge loan facility (the “Capital Markets Tranche”) and a $5,000 million tranche 2 bridge loan facility (the “Loan Tranche”; each of the Capital Markets Tranche and the Loan Tranche, a “Tranche”; and the Capital Markets Tranche and the Loan Tranche, collectively, the “Bridge Facility”).

Purpose:	The proceeds of the Bridge Facility will be used by the Borrower (a) to refinance certain outstanding indebtedness of the Acquired Business and its subsidiaries in connection with the Acquisition, (b) to pay cash in lieu of fractional shares in connection with the Acquisition and (c) to pay the fees and expenses relating to the Acquisition and the Refinancing.

Availability:

One drawing may be made under each Tranche of the Bridge Facility on the closing date of the Acquisition upon satisfaction of the conditions to funding described in Annex C to this Commitment Letter (the “Closing Date”).

Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth in Annex B-I hereto.

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All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Annex B is attached, including Annexes A, C, and D thereto, unless otherwise specified.

Final Maturity and Amortization:	The Bridge Facility will mature on the day that is 364 days after the Closing Date (the “Maturity Date”). There will be no scheduled amortization payments.

Mandatory Prepayments and Commitment Reductions:	On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Bridge Facility Documentation (as applicable) shall be automatically and permanently reduced, and after the Closing Date, the aggregate loans under the Bridge Facility shall be prepaid, without penalty or premium, in each case, dollar for dollar, by the following amounts (in each case subject to exceptions to be agreed):

(a) 100% of the Net Cash Proceeds (as defined below) of all asset sales or other dispositions of property by the Borrower and its subsidiaries (excluding (t) the sale or other disposition of assets in the ordinary course of business (as reasonably determined by the Borrower), (u) the unwinding of hedge arrangements, (v) factoring and similar arrangements, including dispositions of receivables, in the ordinary course of business, (w) any leasing transactions, (x) sale-leaseback transactions in the ordinary course of business, (y) dispositions by any insurance subsidiary in the ordinary course of business to the extent the upstreaming of proceeds is not permitted by applicable insurance laws or regulations and (z) dispositions by the Borrower’s foreign subsidiaries to the extent the repatriation of the proceeds of such dispositions would result in adverse tax consequences other than immaterial adverse tax consequences (as reasonably determined by the Borrower)) and any insurance and condemnation proceeds (including proceeds from the sale of stock of any subsidiary of the Borrower, but excluding casualty or condemnation events in respect of property of the Borrower’s foreign subsidiaries to the extent the repatriation of the proceeds of such casualty or condemnation event would result in adverse tax consequences other than immaterial adverse tax consequences (as reasonably determined by the Borrower)) and, subject to other exceptions to be agreed, including, without limitation, exceptions for (i) intercompany sales or other dispositions of property, (ii) sales or other dispositions of obsolete or work-out property and property no longer used or useful in the business, (iii) sales or other dispositions of assets the Net Cash Proceeds of which do not exceed
$10,000,000 in any single transaction or series of related transactions, (iv) any sale or other disposition of assets pursuant to a contract or arrangement in effect as of the date of the Commitment
Letter, (v) dispositions of assets consisting of the granting of permitted liens, (vi) other sales or other dispositions of assets the Net Cash Proceeds of which do not exceed an aggregate amount of
$250,000,000, and (vii) sales or other dispositions of assets to the extent the Net Cash Proceeds from such sale are reinvested in other assets used or useful in the business of the Borrower or any of its subsidiaries (or used to replace damaged or

destroyed assets) within twelve (12) months after receipt of such proceeds (or in the case of any casualty or condemnation event, such period as may be reasonably required to replace or repair the affected asset);

(b) 100% of the Net Cash Proceeds received from (i) any issuance of debt securities (including the Notes) (other than Excluded Debt (as defined below)) and (ii) any issuance of equity securities (including shares of its common stock or preferred equity or equity-linked securities) by the Borrower or any of its subsidiaries (other than Excluded Equity Offerings (as defined below)); and

(c) without duplication of any reduction provided pursuant to clause (d) below, 100% of the Net Cash Proceeds received from any incurrence of debt for borrowed money pursuant to a bank or other credit facility (other than Excluded Debt); and

(d) 100% of the committed amount under any Qualifying Bank Financing (as defined below)).

Such mandatory prepayments of the loans under the Bridge Facility and the reductions of commitments under the Commitment Letter or the Bridge Facility Documentation will be applied:

(i)    with respect to amounts under clause (a) above, pro rata between the Capital Markets Tranche and the Loan Tranche;

(ii)    with respect to amounts under clause (b) above, first to the Capital Markets Tranche until the loans or commitments under the Capital Markets Tranche have been reduced to $0, and then to the Loan Tranche; and

(ii)    with respect to amounts under clauses (c) and (d) above, first to the Loan Tranche until the loans or commitments under the Loan Tranche have been reduced to $0, and then to the Capital Markets Tranche.

Any mandatory prepayment of the Bridge Facility resulting from any of the foregoing after the Closing Date shall be made on or prior to the fifth business day after such Net Cash Proceeds are received.

“Net Cash Proceeds” shall mean:

(a) with respect to a sale or other disposition of any assets of the Borrower or any of its subsidiaries, the excess, if any, of (i) the cash actually received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any debt that is secured by such asset or that is required to be repaid in connection with the sale thereof (other than loans under the Bridge Facility), (B) the fees and expenses incurred by the Borrower or any of its subsidiaries in connection therewith, (C) taxes paid or reasonably estimated to be payable in connection with such transaction, (D) all distributions and other payments required to be made to minority interest holders in connection with such sale or disposition, provided that such distributions or other payments are made pro rata or on such other basis as required by the existing terms of the joint venture or other applicable shareholder agreement, and (E) the amount of reserves established by the Borrower or any of its subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable generally accepted accounting principles; provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon determination thereof, shall then constitute Net Cash Proceeds;

(b) with respect to the incurrence, issuance, offering or placement of debt securities or other debt for borrowed money, the excess, if any, of (i) cash actually received by the Borrower and its subsidiaries in connection with such incurrence, issuance, offering or placement over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Borrower and its subsidiaries in connection with such incurrence, issuance, offering or placement; and

(c) with respect to the issuances of equity interests, the excess of (i) the cash actually received by the Borrower and its subsidiaries in connection with such issuance over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Borrower or any of its subsidiaries in connection with such issuance.

“Excluded Debt” shall mean (i) intercompany indebtedness of the Borrower or any of its subsidiaries or, prior to the Closing Date, the Acquired Business, (ii) ordinary-course purchase money indebtedness, facility and equipment financings, indebtedness issued in connection with tenant leases (including sale-leasebacks), financial leases or capital lease obligations and similar obligations, (iii) borrowings under the Existing Credit Agreement (as defined below), or any amendment, refinancing or replacement thereof (including the Amendment), in each case, up to an aggregate amount not to exceed the aggregate committed amount of the revolving credit facility after giving effect to the Commitment Increase, (iv) issuances of commercial paper and indebtedness under letter of credit facilities, surety or other similar bonds, working capital facilities, overdraft facilities, local facilities, factoring arrangements, receivables securitization arrangements and seller lending arrangements (including, in each case, the renewal, roll-over, replacement or refinancing thereof), in each case in the ordinary course of business, (v) hedging and cash management arrangements, (vi) other debt in an aggregate principal amount not to exceed $200,000,000, (vii) ordinary course indebtedness of any insurance subsidiary to the extent the upstreaming of the proceeds of such indebtedness to the Borrower is not permitted by applicable insurance laws or regulations, (viii) any indebtedness incurred to refinance any indebtedness existing on the date of the Commitment Letter (or, in the case of the Acquired Business, on the Closing Date) and (ix) any other financing agreed by the Arranger.

“Excluded Equity Offerings” shall mean (i) issuances pursuant to employee compensation plans, employee benefit plans, employee based incentive plans or arrangements, employee stock purchase plans, dividend reinvestment plans and retirement plans or issued as compensation to officers and/or non-employee directors or upon conversion or exercise of outstanding options or other equity awards, (ii) issuances to or by a subsidiary of the Borrower to the Borrower or any other subsidiary of the Borrower or, prior to the Closing Date, to or by a subsidiary of the Acquired Company to the Acquired Company or any other subsidiary of the Acquired Company (including, in each case, in connection with existing joint venture arrangements), (iii) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Borrower or its subsidiaries under applicable law, (iv) issuances by the Borrower’s foreign subsidiaries to the extent the repatriation of the proceeds of such issuances would result in adverse tax consequences other than immaterial adverse tax consequences (as reasonably determined by the Borrower), (v) any equity issued as Acquisition Consideration, (vi) issuances in an aggregate principal amount not to exceed $75,000,000 and (vii) additional exceptions to be agreed.

“Qualifying Bank Financing” shall mean a committed but unfunded bank or other credit facility for the incurrence of debt for borrowed money by the Borrower that has become effective for the purposes of financing the Transactions, subject to conditions to funding that are, in the written determination of the Borrower, no less favorable to the Borrower than the conditions to the funding of the Bridge Facility set forth herein.

In addition, the aggregate commitments in respect of the Bridge Facility shall be permanently reduced to zero on the Commitment Termination Date.

The Borrower shall provide the Administrative Agent with prompt written notice of any mandatory prepayment or commitment reduction being required hereunder.

Voluntary Prepayments and Reductions in Commitments:

Prepayments of borrowings under the Bridge Facility will be permitted at any time, in whole or in part and in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. The Borrower may voluntarily reduce unutilized portions of the commitments under the Bridge Facility at any time without penalty.

Voluntary prepayments and reductions of commitments will be applied between the Capital Markets Tranche and the Loan Tranche as determined by the Borrower.

All voluntary and mandatory prepayments of loans under the Bridge Facility and reductions of commitments with respect to either Tranche as set forth above shall be allocated among the Lenders within such Tranche on a pro rata basis (or, as between Lenders within such Tranche that are affiliated with each other, allocated between them as they and the Arranger may otherwise determine).

Documentation:	The making of the loans under the Bridge Facility will be governed by definitive loan and related agreements and documentation (collectively, the “Bridge Facility Documentation” and the principles set forth in this paragraph, the “Documentation Principles”) to be negotiated in good faith, which will be substantially consistent with, and no less favorable to the Borrower than, the Borrower’s Third Amended and Restated Credit Agreement, dated as of September 19, 2018, among the Borrower, the subsidiary borrowers from time to time party thereto, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended from time to time prior to the date hereof, the “Existing Credit Agreement”), with only those modifications set forth in this Annex B, modifications to reflect the Specified Amendments and, to the extent any of the Additional Amendments is agreed to by (x) a majority of Lenders under (and as defined in) the Existing Credit Agreement in connection with the Amendment (after giving effect to any part of the Commitment Increase achieved as part of the Amendment) and (y) the lenders providing commitments in respect of the Term Loan Facility, modifications to reflect any such Additional Amendment (the Existing Credit Agreement as modified by the Specified Amendments and, if agreed pursuant to clauses (x) and (y) above, the Additional Amendments, collectively, the “Amended Credit Agreement”). For the purposes hereof, the words “based on” or substantially consistent with” the Existing Credit Agreement and words of similar import shall mean substantially the same as the Existing Credit Agreement with modifications only (a) as are necessary to reflect the terms specifically set forth in the Commitment

Letter (including the nature of the Bridge Facility as a bridge facility) and the Fee Letter, (b) to reflect any changes in law or accounting standards since the date of the Existing Credit Agreement,
(c) to reflect the operational or administrative requirements of the Administrative Agent as reasonably agreed by the Borrower, (d) to accommodate the structure of the Acquisition, (e) to reflect the Specified Amendments and the Additional Amendments and (f) as mutually agreed by the
Borrower and the Administrative Agent. The Bridge Facility Documentation will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, affirmative and negative covenants and events of default expressly set forth in this Annex B, with such modifications to the terms thereof as shall be made in accordance with the flex provisions of the Fee Letter.

Representations and Warranties:

The Bridge Facility Documentation will include only the following representations and warranties, which shall be made on the Effective Date (as defined below) and on the Closing Date, and be substantially consistent with, and no less favorable to the Borrower than, those in the Amended Credit Agreement (and subject to the Documentation Principles and the Limited Conditionality Provision): existence and power, authority, binding agreement, litigation, no conflicting agreements, taxes, governmental regulations, Federal Reserve regulations, use of loan proceeds, disclosure (including with respect to the Beneficial Ownership Certifications delivered in connection with the closing of the Bridge Facility), plans, environmental matters, financial statements, material subsidiaries, anti-corruption laws and sanctions matters, and no EEA financial institution.

In addition, the Bridge Facility Documentation shall contain customary representations as to solvency (after giving effect to the Transactions, with “solvency” to be defined consistent with the solvency certificate attached hereto as Annex C-I), no default (consistent with the Limited Conditionality Provision) and the Patriot Act.

Conditions to Borrowing on the Closing Date:	The borrowing under the Bridge Facility on the Closing Date will be subject solely to the conditions expressly set forth in Annex C to the Commitment Letter (the “Funding Conditions”).

Affirmative Covenants:	The Bridge Facility Documentation will include only the following affirmative covenants, which shall become effective on the Effective Date, and be substantially consistent with, and no less favorable to the Borrower than, those in the Amended Credit Agreement (and subject to the Documentation Principles and the Limited Conditionality Provision): legal existence, taxes, insurance, performance of obligations, condition of property, observance of legal requirements, financial statements and other information, records, authorizations.

Negative Covenants:	The Bridge Facility Documentation will include only the following negative covenants, which shall become effective on the Effective Date, and be substantially consistent with, and no less favorable to the Borrower than, those in the Amended Credit Agreement (and subject to the Documentation Principles and the Limited Conditionality Provision): subsidiary indebtedness, liens, asset sales, mergers and acquisitions, pari passu obligations, transactions with affiliates, and anti-corruption laws and sanctions matters.

Financial Covenants:	Subject to the Documentation Principles and the Limited Conditionality Provision, maintenance of a maximum Leverage Ratio of less than or equal to 4.5 to 1.0 (subject to the step-downs provided in the applicable Specified Amendment) and a minimum Interest Coverage Ratio of at least 3.0 to 1.0, calculated in accordance with (and capitalized terms to have the meaning set forth in) the Amended Credit Agreement.

Events of Default:	The Bridge Facility Documentation will include only the following events of default, which shall be substantially consistent with, and no less favorable to the Borrower than, those in the Amended Credit Agreement (and subject to the Documentation Principles and the Limited Conditionality Provision): nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of five business days; material inaccuracy of representations and warranties; Bridge Facility Documentation ceasing to be in full force and effect or any Borrower party thereto so asserting; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period of 30 days); cross-default with respect to material indebtedness; bankruptcy events; certain ERISA events; material judgments; and a change of control.

Actions between Effective Date and Closing Date:	During the period from and including the effectiveness of the Bridge Facility Documentation (the “Effective Date”) and to and including the earlier of the Commitment Termination Date and the funding of the loans under the Bridge Facility on the Closing Date, and notwithstanding (i) that any representation given as a condition to the Effective Date (excluding the Specified Representations and Acquisition Agreement Representations) was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants and negative covenants (excluding compliance on the Closing Date with certain negative covenants constituting Funding Conditions), (iii) any provision to the contrary in the Bridge Facility Documentation or (iv) that any condition to the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (unless an event of default under the Bridge Facility Documentation shall have occurred and is continuing with respect to nonpayment of fees thereunder or bankruptcy or insolvency of the Borrower or other event of default constituting a Funding Condition) (a) cancel any of its commitments in respect of the Bridge Facility
(except as set forth in “Mandatory Prepayments and Commitment Reductions” above), (b) rescind, terminate or cancel the Bridge Facility Documentation or any of its commitments thereunder or exercise any right or remedy under the Bridge Facility Documentation, to the extent to do so would prevent, limit or delay the making of its loan under the Bridge Facility, (c) refuse to participate in making its loan under the Bridge Facility or (d) exercise any right of set-off or counterclaim in respect of its loan under the Bridge Facility to the extent to do so would prevent, limit or delay the making of its loan under the Bridge Facility; provided that from the Closing Date after giving effect to the funding of the loans under the Bridge Facility on such date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

Voting:	Subject to the Documentation Principles and substantially consistent with, and no less favorable to the Borrower than, the Amended Credit Agreement. Notwithstanding the foregoing, amendments and waivers of the Bridge Facility Documentation that adversely affect the Lenders under the Capital Markets Tranche but not the Loan Tranche and vice versa, will require the consent of Lenders holding more than 50% of the aggregate commitments or Loans, as applicable, under such adversely affected Tranche.

Cost and Yield Protection:	Usual and customary for facilities and transactions of this type, including customary tax gross-up provisions (including but not limited to provisions relating to Dodd-Frank and Basel III), but subject to the Documentation Principles and substantially consistent with, and no less favorable to the Borrower than, the Amended Credit Agreement.

Assignments and Participations:

Subject to the Documentation Principles and substantially consistent with, and no less favorable to the Borrower than, the Amended Credit Agreement as follows:

Prior to the Closing Date, the Lenders will not be permitted to assign commitments under the Bridge Facility to any Person except an Approved Lender in accordance with the terms of the syndication provisions in the Commitment Letter.

From and after the Closing Date, the Lenders will be permitted to assign loans under the Bridge
Facility to eligible assignees subject to the consent of the Borrower (not to be unreasonably withheld or delayed); provided that no such consent shall be required with respect to any assignment (x) to a Lender, an affiliate of a Lender or an approved fund, (y) to an Approved
Lender or (z) if a payment or bankruptcy event of default shall have occurred and be continuing;
provided, further, that such consent shall be deemed to have been given if the Borrower shall not have responded to a written request for consent within 15 business days. All assignments shall require the consent of the Administrative Agent (not to be unreasonably withheld or delayed). Each assignment shall be accompanied by the payment of a $3,500 assignment processing fee to the
Administrative Agent (which fee may be waived by the Administrative Agent in its sole discretion).

Lenders may sell participations without the consent of any person, so long as any such participation does not create rights in participants to approve amendments or waivers, except in respect of certain customary matters consistent with the Amended Credit Agreement.

Under no circumstances may any assignment or participation be made to a Disqualified Institution.

Defaulting Lenders:	The Bridge Facility Documentation will contain customary “defaulting Lender” provisions, including the suspension of voting rights and rights to receive certain fees, and the termination or assignment of commitments or loans of defaulting Lenders; provided that such provisions shall be subject to the Documentation Principles and be substantially consistent with, and no less favorable to the Borrower than, the Amended Credit Agreement.

Expenses and Indemnification:

Subject to the limitations set forth in Annex A, the Borrower shall pay (a) all reasonable, documented and invoiced out-of-pocket expenses of the Administrative Agent and the Arranger associated with the syndication of the Bridge Facility and the preparation, execution, delivery and administration of the Bridge Facility Documentation and any amendment or waiver with respect thereto (including the reasonable, documented and invoiced fees, disbursements and other charges of one primary counsel and one additional local counsel in each applicable jurisdiction) and (b) all reasonable, documented and invoiced out-of-pocket expenses of the Administrative Agent and the Lenders (including the reasonable, documented and invoiced fees, disbursements and other charges of one primary counsel and one additional local counsel in each applicable jurisdiction for the Administrative Agent and the Lenders and additional counsel to the extent reasonably determined by any Lender to avoid any actual or potential conflicts of interest or the availability of different claims or defenses) in connection with the enforcement of the Bridge Facility Documentation.

The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of the indemnified party or any of its affiliates or (y) such party’s or any of its affiliates’ material breach of the Bridge Facility Documentation or (z) disputes among
Lenders not arising from the Company’s breach of its obligations under the Bridge Facility
Documentation (other than a dispute involving a claim against an indemnified party for its acts or omissions in its capacity as an arranger, bookrunner, agent or similar role in respect of the Bridge
Facility, except, with respect to this clause (z), to the extent such acts or omissions are determined by a court of competent jurisdiction by a final and non-appealable judgment to have constituted the gross negligence, bad faith or willful misconduct of such indemnified party in such capacity)).

Governing Law and Forum:	New York; provided that (a) the interpretation of the definition of “Material Adverse Effect” and the determination of whether there shall have occurred a “Material Adverse Effect” under the Acquisition Agreement, (b) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and (c) the determination of whether the Acquisition Agreement Representations are accurate and whether as a result of any inaccuracy thereof the Borrower (or its affiliates) has the right (taking into account any applicable cure provisions) to decline to consummate the Acquisition or to terminate its (or their) obligations (or otherwise do not have an obligation to close) under the Acquisition Agreement shall, in each case be governed by and construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.

Arranger’s and Administrative Agent’s Counsel:	Davis Polk & Wardwell LLP.

Miscellaneous:	The Bridge Facility Documentation will contain customary European Union “bail-in” provisions and customary provisions pertaining to division of limited liability companies. The Lenders will provide customary representations as to their fiduciary status under ERISA.

ANNEX B-I

Interest Rates:

The interest rates under the Bridge Facility will be, at the option of the Borrower, (a) Adjusted LIBO Rate plus the Applicable Adjusted LIBO Rate Margin (each as defined below) or (b) ABR (as defined below) plus the Applicable Adjusted LIBO Rate Margin minus 1.00%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBO Rate borrowings. Calculation of interest shall be on the basis of the actual number of days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the prime rate) and interest shall be paid in arrears (i) at the end of each interest period and no less frequently than quarterly, in the case of Adjusted LIBO Rate advances, and (ii) quarterly, in the case of ABR advances.

“ABR” is the Alternate Base Rate, which is the greatest of (i) the Prime Rate, (ii) the NYFRB Rate from time to time plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period on the applicable date plus 1%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Interpolated Rate” means, at any time, for any interest period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of the Bridge Facility Documentation.

“LIBO Rate” means, with respect to any Eurocurrency borrowing for any applicable currency and for any interest period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two business days prior to the commencement of such interest period; provided that if the LIBO Screen Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency borrowing for any applicable currency and for any interest period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency for a period equal in length to such interest period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (i) the Federal Funds Effective Rate in effect on such day and (ii) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a business day, for the immediately preceding business day); provided that if none of such rates are published for any day that is a business day, the term “NYFRB Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of the Bridge Facility Documentation.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate.

B-I-2

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate”
in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected
Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined reasonably and in good faith by the Administrative Agent) or in any similar release by the Federal Reserve Board (as determined reasonably and in good faith by the
Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

LIBO Rate Replacement:	The Bridge Facility Documentation shall contain customary provisions for the replacement of the LIBO Rate.

Applicable Adjusted LIBO Rate Margin:

Public Debt Rating[2]	A-/A3 or better	BBB+/Baa1	BBB/Baa2	BBB- /Baa3	BB+/Ba1 or worse
Closing Date until 89 days following the Closing Date	1.00%	1.125%	1.25%	1.375%	1.625%
90th day following the Closing Date until 179th day following the Closing Date	1.25%	1.375%	1.50%	1.625%	1.875%
180th day following the Closing Date until 269th day following the Closing Date	1.50%	1.625%	1.75%	1.875%	2.125%
From the 270th day following the Closing Date	1.75%	1.875%	2.00%	2.125%	2.375%

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Bridge Facility, the

[2]

Based on public ratings from S&P and Moody’s for senior unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other person or subsidiary and not supported by any other credit enhancement (the “Public Debt Rating”). Split ratings to be handled consistently with the Existing Credit Agreement.

B-I-3

overdue amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR loans.

Ticking Fees:	Ticking fees (“Ticking Fee”) equal to (a) 0.125% per annum if the Borrower’s Public Debt Rating is BBB/Baa2 or higher, (b) 0.15% per annum if the Borrower’s Public Debt Rating is BBB-/Baa3 and (c) 0.20% per annum if the Borrower’s Public Debt Rating is BB+/Ba1 or worse, in each case, times the actual daily undrawn commitments under the Bridge Facility (as such amounts shall be adjusted to give effect to any voluntary or mandatory reductions of the commitments in accordance with the terms hereof) will accrue during the period commencing on the date that is 90 days after the date of the Commitment Letter and ending on and including the earlier of (x) the Closing Date and (y) the date of termination of the commitments under the Bridge Facility, payable to the Administrative Agent for the account of each Lender in arrears on the earlier of the Closing Date and the date of termination of the commitments under the Bridge Facility.

Duration Fees:	The Borrower will pay a fee (the “Duration Fee”), for the ratable benefit of the Lenders, in an amount equal to (i) 0.50% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 90 days after the Closing Date, due and payable in cash on such 90th day (or if such day is not a business day, the next business day); (ii) 0.75% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 180 days after the Closing Date, due and payable in cash on such 180th day (or if such day is not a business day, the next business day); and (iii) 1.00% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 270 days after the Closing Date, due and payable in cash on such 270th day (or if such day is not a business day, the next business day).

B-I-4

ANNEX C

PROJECT FLAMINGO

$17,000 Million Senior Unsecured 364-Day Bridge Facility; $2,000 Billion Replacement Revolving Credit Facility

Conditions3

The borrowing under the Bridge Facility shall be subject solely to the satisfaction or waiver by the Commitment Parties holding a majority of the commitments held by the Commitment Parties in respect of the Bridge Facility of the following conditions (subject to the Limited Conditionality Provision in all respects):

1.    The Acquisition shall have been consummated substantially concurrently with the borrowing under the Bridge Facility, in all material respects in accordance with the Acquisition Agreement after giving effect to any modifications, amendments, supplements, consents or waivers, other than those modifications, amendments, supplements, consents or waivers by the Borrower that are materially adverse to the Lenders or the Arranger (in their capacities as such) without the Arranger’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided that any change in the Acquisition Consideration shall not be deemed to be materially adverse to the interests of the Lenders or the Arranger and shall not require the consent of the Arranger if such change results in the number of shares of Parent Common Stock (as defined in the Acquisition Agreement) for which each share of Company Common Stock (as defined in the Acquisition Agreement), other than any Exception Shares (as defined in the Acquisition Agreement), may be converted pursuant to the Acquisition Agreement increasing or decreasing by 7.5% or less.

2.    (x) The Arranger shall have received (a) U.S. GAAP audited consolidated balance sheets and related consolidated statements of income and comprehensive income, of shareholders’ equity and of cash flows of the Borrower and its subsidiaries for the three most recent fiscal years ended at least 60 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated balance sheets and related consolidated statements of income and comprehensive income, of shareholders’ equity and of cash flows of the Borrower and its subsidiaries for each subsequent fiscal quarter ended at least 40 days before the Closing Date (other than the last fiscal quarter of any fiscal year); provided that in each case the financial statements required to be delivered by this paragraph 2(x) shall meet the requirements of Regulation S-X under the Securities Act, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement on Form S-3, in all material respects. The Arranger hereby acknowledges receipt of the financial statements in the foregoing clause (a) for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015, and in the foregoing clause (b) for the fiscal quarters ended September 30, 2018, June 30, 2018 and March 31, 2018. The Borrower’s filing of any required audited financial statements with respect to the Borrower on Form 10-K or required unaudited financial statements with respect to the Borrower on Form 10-Q, in each case, will satisfy the requirements under clauses (a) or (b), as applicable, of this paragraph.

(y) The Arranger shall have received (a) U.S. GAAP audited consolidated balance sheets and related consolidated statements of operations, comprehensive income, equity and cash flows of the Acquired Company and its subsidiaries for the three most recent fiscal years ended at least 60 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated balance sheets and related consolidated statements of income, comprehensive income, equity and cash flows of the Acquired Company and its subsidiaries for each subsequent fiscal quarter ended at least 40 days before the Closing Date (other than the last fiscal quarter of any fiscal year); provided that in each case the financial statements required to be

[3]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Annex C is attached, including Annexes A, B and D thereto.

delivered by this paragraph 2(y) shall meet the requirements of Regulation S-X under the Securities Act, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement on Form S-3 (regardless of when such financial statements are required to be filed with the SEC), in all material respects. The Arranger hereby acknowledges receipt of the financial statements in the foregoing clause (a) for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015, and in the foregoing clause (b) for the fiscal quarters ended September 30, 2018, June 30, 2018 and March 31, 2018. The Acquired Company’s filing of such required audited financial statements with respect to the Acquired Company on Form 10-K or required unaudited financial statements with respect to the Acquired Company on Form 10-Q, in each case, will satisfy the requirements under clauses (a) or (b), as applicable, of this paragraph.

(z) The Arranger shall have received pro forma financial statements, in each case as would be required to be included in a registration statement on Form S-3 (regardless of when such pro forma financial statements are required to be filed with the SEC) and which shall meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement on Form S-3, in all material respects; provided, however, to the extent such pro forma financial statements are filed by the Borrower with the SEC, the condition set forth in this paragraph (z) shall be deemed satisfied.

3.    Since the date of the Acquisition Agreement, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof) on the Acquired Company.

4.    Each of the Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects to the extent required by the Limited Conditionality Provisions at the time of and, after giving effect to, the making of the loans under the Bridge Facility on the Closing Date.

5.    The execution and delivery by the Borrower of the Bridge Facility Documentation consistent with the terms set forth or referred to in this Commitment Letter (but taking into account the market flex provisions set forth in the Fee Letter) shall have occurred.

6.    The Administrative Agent shall have received customary legal opinions of counsel to the Borrower, corporate organizational documents of the Borrower, a good standing certificate of the Borrower from the jurisdiction of organization of the Borrower, resolutions and a customary closing certificate of the Borrower, and a customary borrowing notice, in each case as are customary for transactions of this type (collectively, the “Closing Deliverables”).

7.    The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower in substantially the form of Annex C-I hereto.

8.    The Arranger and the Lenders shall have received all fees and, to the extent invoiced at least three business days prior to the Closing Date, expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter or the Bridge Facility Documentation.

9.    The Arranger shall have received, at least three business days prior to the Closing Date (to the extent requested in writing at least ten business days prior to the Closing Date), all documentation

C-2

and other information with respect to the Borrower that the Arranger reasonably determines is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and, to the extent applicable, the Beneficial Ownership Regulation.

10.    All obligations (other than contingent obligations (including indemnification obligations) that by their terms are to survive the termination of the relevant loan documentation and debt instruments evidencing third party debt) for borrowed money of the Acquired Business as set forth in Annex D shall have been (or substantially concurrently with the funding of the Facilities shall be) repaid or satisfied and discharged, and in connection therewith all guarantees and liens shall have been released, on or prior to the Closing Date.

11.    Solely as a condition to the effectiveness of the Replacement Revolving Credit Facility and JPMorgan’s obligation to enter into the Amendment, the execution by the Borrower of documentation with respect to the Amendment (the “Amendment Documentation”) or the Replacement Revolving Credit Facility (the “Replacement Revolving Credit Facility Documentation” and, together with the Bridge Facility Documentation and the Amendment Documentation, the “Credit Documentation”), as the case may be, which shall be subject to the Documentation Principles and contain only the conditions expressly set forth in paragraphs 1 through 10 of this Annex C (with references to the Bridge Facility Documentation therein replaced with references to the Amendment Documentation or the Replacement Revolving Credit Facility Documentation, as the case may be).

C-3

ANNEX C-I

Form of Solvency Certificate

[DATE]

This Solvency Certificate (“Certificate”) of [                ] (“the Borrower”), and its Subsidiaries is delivered pursuant to Section [    ] of the $[            ] Senior Unsecured Bridge Term Loan Credit Agreement, dated as of [                    ] (the “Credit Agreement”), by and among the Borrower, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [        ], the duly elected, qualified and acting [Chief Financial Officer] of the Borrower and its Subsidiaries, DO HEREBY CERTIFY that I have reviewed the Credit Agreement and the other Loan Documents referred to therein and have made such investigation as I have deemed necessary to enable me to express a reasonably informed opinion as to the matters referred to herein.

I HEREBY FURTHER CERTIFY, in my capacity as [Chief Financial Officer] and not in my individual capacity, that as of the date hereof, immediately after giving effect to the Transactions:

1.    The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, at a fair valuation on a going concern basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise.

2.    The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated and going concern basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business.

3.    The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business.

4.    The Borrower and its Subsidiaries are not engaged in businesses, and are not about to engage in businesses for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing as of the date hereof, would reasonably be expected to become an actual and matured liability.

For the purpose of the foregoing, I have assumed there is no default under the Credit Agreement on the date hereof and will be no default under the Credit Agreement after giving effect to the funding under the Credit Agreement.

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ANNEX D

PROJECT FLAMINGO

Acquired Business Debt Instruments to be Repaid on or prior to the Closing Date

1.

The Credit Agreement, dated as of September 24, 2007, among Flamingo, as borrower, the several lenders from time to time party thereto, Credit Suisse, Cayman Islands Branch, as administrative agent, swingline lender and letter of credit issuer, Citibank, N.A. as syndication agent, and the other parties party thereto, as amended, modified and supplemented through the date hereof.

2.

The Indenture, dated August 11, 2015, among Flamingo, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, related to the 5.375% Senior Secured Notes Due 2023, as amended, modified and supplemented through the date hereof.

3.

The Indenture, dated November 25, 2015, by and among Flamingo, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, related to the 5.000% Senior Secured First Lien Notes Due 2024, as amended, modified and supplemented through the date hereof.

4.

The Indenture, dated November 25, 2015, among Flamingo, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, related to the 5.750% Senior Secured Second Lien Notes Due 2024, as amended, modified or supplemented through the date hereof.

5.

The Receivables Financing Agreement, dated as of December 31, 2015, by and among Flamingo, Flamingo Receivables, LLC and the other persons party thereto, as amended, modified and supplemented through the date hereof.